EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 10, 2007, relating to the financial statements of Harry’s Trucking, Inc. as of December 31, 2006 and for the year then ended (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating the substantial doubt about the Company’s ability to continue as a going concern), which report is included in Harry’s Trucking, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP
January 22, 2009